EXHIBIT 99.2

MIDAMERICAN ENERGY HOLDINGS COMPANY
UNAUDITED PRO FORMA COMBINED
CONSOLIDATED STATEMENT OF OPERATIONS

On December 19, 2013, MidAmerican Energy Holdings Company ("MEHC") completed the merger contemplated by the Agreement and Plan of Merger dated May 29, 2013, among MEHC, Silver Merger Sub, Inc. ("Merger Sub"), MEHC's wholly-owned subsidiary, and NV Energy, Inc. ("NV Energy"), whereby Merger Sub was merged into NV Energy and NV Energy became an indirect wholly-owned subsidiary of MEHC ("NV Energy Transaction"). MEHC funded the total purchase price of $5.6 billion, or $23.75 per share for 100% of NV Energy's outstanding common stock, with:

(1)	the proceeds from the issuance of $898 million of MEHC common stock to Berkshire Hathaway Inc. ("Berkshire Hathaway") and $102 million of MEHC common stock to other shareholders on December 19, 2013;

(2)	the proceeds from the issuance of $2.6 billion of junior subordinated debentures to certain Berkshire Hathaway subsidiaries on December 19, 2013; and

(3)	cash totaling $2.0 billion, including certain proceeds from MEHC's $2.0 billion senior debt issuance on November 8, 2013.

NV Energy's operations are conducted principally through its two wholly-owned regulated public utilities, Nevada Power Company and Sierra Pacific Power Company (together, the "Nevada Utilities"), that provide electric service to 1.2 million regulated retail electric customers and 0.2 million regulated retail natural gas customers in Nevada.

The Unaudited Pro Forma Combined Consolidated Statement of Operations for the year ended December 31, 2013 ("Pro Forma Statement of Operations") combines the respective historical Consolidated Financial Statements of MEHC and NV Energy to illustrate the effect of the NV Energy Transaction. Assumptions and estimates underlying the pro forma adjustments are described in the Notes to Unaudited Pro Forma Combined Consolidated Statement of Operations ("Notes to Pro Forma Statement of Operations"). The Pro Forma Statement of Operations was based on:

•
The separate historical Consolidated Financial Statements and Notes thereto of MEHC as of and for the year ended December 31, 2013 included in MEHC's Annual Report on Form 10-K for the year ended December 31, 2013;

•	The separate historical Consolidated Financial Statements and Notes thereto of NV Energy as of and for the year ended December 31, 2013; and

•	Notes to Pro Forma Statement of Operations.

The Pro Forma Statement of Operations for the year ended December 31, 2013, gives effect to the NV Energy Transaction as if it were completed on January 1, 2013. The historical consolidated financial information has been adjusted in the Pro Forma Statement of Operations to give effect to pro forma events that are: (1) directly attributable to the NV Energy Transaction; (2) factually supportable; and (3) expected to have a continuing impact on the combined results of MEHC and NV Energy.

As described further in the Notes to Pro Forma Statement of Operations, the Pro Forma Statement of Operations has been prepared using the acquisition method of accounting pursuant to accounting principles generally accepted in the United States of America ("GAAP") and the regulations of the U.S. Securities and Exchange Commission ("SEC"). As such, the NV Energy Transaction was accounted for as an acquisition of NV Energy common stock by MEHC. The fair value of certain assets not currently in rates and certain environmental and other contingencies, among other items, are provisional and are subject to revision for up to 12 months following the acquisition date until the related valuations are completed. These items may be adjusted through regulatory assets or liabilities, to the extent recoverable in rates, or goodwill provided additional information is obtained about the facts and circumstances that existed as of the acquisition date. Such information includes, but is not limited to, the resolution of matters pertaining to the recovery of certain assets not currently in rates and the resolution of certain environmental and other contingency related items. Any differences between these provisional estimates and the final acquisition accounting could have a material impact on the Pro Forma Statement of Operations and the combined company's future results of operations and financial position.

The Pro Forma Statement of Operations is presented for illustrative purposes only and is not necessarily indicative of what the combined company's operating results actually would have been had the NV Energy Transaction been completed on January 1, 2013. In addition, the Pro Forma Statement of Operations does not purport to project the future operating results of the combined company.

MIDAMERICAN ENERGY HOLDINGS COMPANY
UNAUDITED PRO FORMA COMBINED
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013
(in millions)

	MEHC Historical
		Pro Forma		NV Energy	Pro Forma		Pro Forma
	As Reported	Adjustments(1)	As Adjusted	Historical	Adjustments		Combined

Operating revenue:
Energy	$10,826	$20	$10,846	$2,961	$20	(2)	$13,752
					(75)	(3)
Real estate	1,809	—	1,809	—	—		1,809
Total operating revenue	12,635	20	12,655	2,961	(55)		15,561

Operating costs and expenses:
Energy:
Cost of sales	3,799	—	3,799	1,199	(75)	(3)	4,918
					(5)	(4)
Operating expense	2,794	(22)	2,772	804	(86)	(2)	3,475
					(15)	(4)
Depreciation and amortization	1,527	—	1,527	400	—		1,927
Real estate	1,680	—	1,680	—	—		1,680
Total operating costs and expenses	9,800	(22)	9,778	2,403	(181)		12,000

Operating income	2,835	42	2,877	558	126		3,561

Other income (expense):
Interest expense	(1,222)	—	(1,222)	(294)	12	(4)	(1,647)
					(135)	(5)
					(8)	(6)
Capitalized interest	84	—	84	—	8	(6)	92
Allowance for equity funds	78	—	78	10	—		88
Other, net	66	16	82	(5)	16	(2)	92
					(1)	(4)
Total other income (expense)	(994)	16	(978)	(289)	(108)		(1,375)

Income before income tax expense and equity loss	1,841	58	1,899	269	18		2,186
Income tax expense	130	15	145	107	(8)	(7)	244
Equity loss	(35)	—	(35)	—	—		(35)
Net income	1,676	43	1,719	162	26		1,907
Net income attributable to noncontrolling interests	40	—	40	—	—		40
Net income attributable to MEHC shareholders	$1,636	$43	$1,679	$162	$26		$1,867

The accompanying notes are an integral part of this unaudited pro forma combined consolidated statement of operations.

MIDAMERICAN ENERGY HOLDINGS COMPANY
NOTES TO UNAUDITED PRO FORMA
COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(1)	Description of the NV Energy Transaction

On December 19, 2013, MEHC completed the merger contemplated by the Agreement and Plan of Merger dated May 29, 2013, among MEHC, Merger Sub, MEHC's wholly-owned subsidiary, and NV Energy, whereby Merger Sub was merged into NV Energy and NV Energy became an indirect wholly-owned subsidiary of MEHC. MEHC funded the total purchase price of $5.6 billion, or $23.75 per share for 100% of NV Energy's outstanding common stock, with:

(1)	the proceeds from the issuance of $898 million of MEHC common stock to Berkshire Hathaway and $102 million of MEHC common stock to other shareholders on December 19, 2013;

(2)	the proceeds from the issuance of $2.6 billion of junior subordinated debentures to certain Berkshire Hathaway subsidiaries on December 19, 2013; and

(3)	cash totaling $2.0 billion, including certain proceeds from MEHC's $2.0 billion senior debt issuance on November 8, 2013.

NV Energy's operations are conducted principally through its two wholly-owned regulated public utilities, the Nevada Utilities, that provide electric service to 1.2 million regulated retail electric customers and 0.2 million regulated retail natural gas customers in Nevada.

The total purchase price of the acquisition and the fair values of the assets acquired and liabilities assumed as of the acquisition date are (in millions, except per share amounts):

	Number of	Total
	Shares Acquired	Purchase Price

Purchase price at $23.75 per share	235.6	$5,596

Purchase Price Allocation:
Current assets, including cash and cash equivalents of $304		$1,157
Property, plant and equipment		9,623
Goodwill		2,280
Other long-term assets		1,212
Total assets		14,272
Current liabilities, including current portion of long-term debt of $211		872
Subsidiary debt, less current portion		5,085
Deferred income taxes		1,723
Other long-term liabilities		996
Total liabilities		8,676
Net assets acquired		$5,596

(2)	Basis of Pro Forma Presentation

The Pro Forma Statement of Operations was derived from the respective historical Consolidated Financial Statements of MEHC and NV Energy. The Pro Forma Statement of Operations for the year ended December 31, 2013, gives effect to the NV Energy Transaction as if it were completed on January 1, 2013. The pro forma adjustments reflect the elimination of intercompany transactions and accounts. Certain reclassifications have been made to the historical Consolidated Statement of Operations of NV Energy to conform to MEHC's presentation.

The historical consolidated financial information has been adjusted in the Pro Forma Statement of Operations to give effect to pro forma events that are: (1) directly attributable to the NV Energy Transaction; (2) factually supportable; and (3) expected to have a continuing impact on the combined results of MEHC and NV Energy.

The Pro Forma Statement of Operations was prepared using the acquisition method of accounting under GAAP and the regulations of the SEC. As such, the NV Energy Transaction was accounted for as an acquisition of NV Energy common stock by MEHC. Acquisition accounting requires, among other things, that the assets acquired and liabilities assumed be recognized at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the identifiable assets acquired and liabilities assumed totaled $2.3 billion and is reflected as goodwill in MEHC's Consolidated Balance Sheet as of December 31, 2013.

The operations of the Nevada Utilities are subject to the rate-setting authority of the Public Utilities Commission of Nevada ("PUCN") and the Federal Energy Regulatory Commission and are accounted for pursuant to GAAP, including the authoritative guidance for regulated operations. The rate-setting and cost recovery provisions establish retail rates on a cost-of-service basis designed to allow the Nevada Utilities an opportunity to recover their costs of providing service and a return on their investments in rate base. Except for regulatory assets not earning a return and certain assets not currently in rates, the fair value of the Nevada Utilities' assets acquired and liabilities assumed subject to these rate-setting provisions are assumed to approximate their carrying values and, therefore, no fair value adjustments have been reflected related to these amounts.

The fair value of NV Energy's assets acquired and liabilities assumed not subject to the rate-setting provisions discussed above was determined using an income approach. This approach is based on significant estimates and assumptions, including Level 3 inputs, which are judgmental in nature. The estimates and assumptions include the projected timing and amount of future cash flows, discount rates reflecting the risk inherent in the future cash flows and future market prices. The fair value of certain assets not currently in rates and certain environmental and other contingencies, among other items, are provisional and are subject to revision for up to 12 months following the acquisition date until the related valuations are completed. These items may be adjusted through regulatory assets or liabilities, to the extent recoverable in rates, or goodwill provided additional information is obtained about the facts and circumstances that existed as of the acquisition date. Such information includes, but is not limited to, the resolution of matters pertaining to the recovery of certain assets not currently in rates and the resolution of certain environmental and other contingency related items. Any differences between these provisional estimates and the final acquisition accounting could have a material impact on the Pro Forma Statement of Operations and the combined company's future results of operations and financial position.

NV Energy's non-regulated assets acquired and liabilities assumed consist principally of NV Energy’s 6.25% senior notes due in 2020 and NV Energy’s variable-rate term loan due in 2014. The fair value of these liabilities was determined based on quoted market prices.

Refer to Note 3 of Notes to Pro Forma Statement of Operations for additional information regarding the pro forma adjustments.

(3)	Pro Forma Adjustments

The pro forma adjustments included in the Pro Forma Statement of Operations are as follows:

(1)
Included in MEHC's Consolidated Statement of Operations for the year ended December 31, 2013 are a $20 million one-time bill credit to retail customers included as a reduction to operating revenue as a result of a PUCN stipulation to its approval of the NV Energy Transaction, $22 million of operating expense under NV Energy's change in control policy and $16 million for donations to NV Energy's charitable foundation.

(2)
Elimination of non-recurring items consisting of (i) a one-time bill credit to retail customers of $20 million, (ii) transaction, integration and other costs totaling $86 million, consisting primarily of NV Energy charges relating to stock-based compensation, change in control policy and third-party transaction costs, and (iii) $16 million for donations to NV Energy's charitable foundation.

(3)
Elimination of transactions between PacifiCorp, Kern River Gas Transmission Company and NV Energy primarily for purchases and sales of energy between PacifiCorp and NV Energy and the transportation of natural gas by Kern River Gas Transmission Company for NV Energy.

(4)
Principally related to fair value adjustments recorded for regulatory assets not earning a return and NV Energy parent company long-term debt. The fair value adjustments are being amortized over the remaining life of each asset or liability.

(5)
Incremental interest expense for MEHC 's (i) junior subordinated debentures issued on December 19, 2013, assuming a 3% interest rate, and (ii) senior notes issued on November 8, 2013, assuming a weighted average interest cost, inclusive of applicable discounts and underwriter fees, of 3.5%.

(6)	Reclassification of NV Energy's capitalized interest to conform to MEHC's historical presentation.

(7)
Pro forma income tax effect of the above adjustments determined based on an estimated statutory tax rate of 40% for MEHC items and 35% for NV Energy items. $22 million of NV Energy's non-recurring costs are non-deductible for U.S. federal income tax purposes. These estimates could change based on changes in the applicable tax rates and finalization of the combined company's tax position.